As filed with the Securities and Exchange Commission on November 1, 2013

Registration No. 333-

UNITED STATES

SECURITIES EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STERLING BANCORP

(Exact name of registrant as specified in its charter)

Delaware	80-0091851
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Rella Boulevard

Montebello, New York 10901

(Address of Principal Executive Offices) (Zip Code)

Sterling Bancorp 2013 Employment Inducement Awards

(Full title of the plan)

Jack Kopnisky

President and Chief Executive Officer

Sterling Bancorp

400 Rella Boulevard

Montebello, New York 10901

(Name and address of agent for service)

(845) 369-8040

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01	95,991 shares	$11.59	$1,112,536	$143.30

(1)         The number of shares being registered represents an aggregate of 95,991 shares of Sterling Bancorp common stock, par value $0.01 per share (“Common Stock”), issuable upon the vesting and settlement of an aggregate of 95,991 restricted stock units granted to Howard M. Applebaum, Michael Bizenov, and Dale C. Fredston under the Sterling Bancorp 2013 Employment Inducement Award Plan pursuant to New York Stock Exchange Rule 303A.08.  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered includes an indeterminable number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend, or similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)         Estimated solely for purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act based upon the average of high and low prices of the Common Stock on the New York Stock Exchange on October 31, 2013.

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement (this “Registration Statement”) is to register an aggregate of 95,991 shares of Sterling Bancorp (“we,” “our,” “us,” “Sterling,” the “Registrant,” or the “Company”) Common Stock that may be offered pursuant to the Sterling Bancorp 2013 Employment Inducement Award Plan to Howard M. Applebaum, Michael Bizenov, and Dale C. Fredston.  Pursuant to that certain Agreement and Plan of Merger, dated as of April 3, 2013, by and between Sterling Bancorp, a New York corporation (“Legacy Sterling”) and Provident New York Bancorp, a Delaware corporation (“Provident”), on October 31, 2013, Legacy Sterling merged with and into Provident, with Provident continuing as the surviving corporation (the “Merger”).  Upon the closing of the Merger, the name of Provident was changed to “Sterling Bancorp”.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act.  These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                         Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company are hereby incorporated in this Registration Statement by reference:

1.             The Company’s Annual Report on Form 10-K filed with the Commission for the year ended September 30, 2012, filed by the Company with the Commission on December 14, 2012;

2.             The Company’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2012, March 31, 2013, and June 30, 2013, filed by the Company with the Commission on February 8, 2013, May 8, 2013, and August 8, 2013, respectively;

3.             The Company’s Current Reports on Form 8-K filed with the Commission on October 26, 2012, October 31, 2012 (two reports), November 27, 2012, January 23, 2013, February 25, 2013, April 4, 2013, April 9, 2013 (two reports), April 23, 2013, May 14, 2013, June 18, 2013, June 26, 2013, June 28, 2013, July 2, 2013, July 24, 2013, July 31, 2013, September 13, 2013, September 27, 2013, October 21, 2013, and November 1, 2013 (other than the portions of those documents deemed to be furnished and not filed); and

4.              The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-1 filed with the Commission on September 15, 2003, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration

Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                                         Description of Securities.

Not applicable.

Item 5.                                                         Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                         Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful.  To the extent that a present or former director or officer of the corporation has been successful in defending any such proceeding, the DGCL provides that he or she shall be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred by him or her in connection therewith.  With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation.  The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that such court deems proper.  Except with respect to mandatory indemnification of expenses to successful defendants as described above or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (1) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, (2) by a committee of the directors that are not a party to the proceeding who have been appointed by a majority vote of directors who are not party to the proceeding, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.  The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he or she is not entitled to indemnification.  Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him or her in his or her designated capacity, whether or not the corporation itself would be empowered to indemnify him or her against such liability.

Sterling has adopted provisions in its certificate of incorporation that provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL, provided that, except for proceedings to enforce rights to indemnification, Sterling will indemnify an indemnitee in connection with a proceeding initiated by that person only if the proceeding was authorized by the board of directors.  As authorized by the DGCL, under Sterling’s certificate of incorporation, no director shall be personally liable to Sterling or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under DGCL Section 174 (concerning unlawful distributions to stockholders), or (4) for any transaction from which the director derived an improper personal benefit.  Sterling’s certificate of incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.  Sterling has purchased an insurance policy that purports to insure the officers and directors of Sterling against certain liabilities incurred by them in the discharge of their functions as such officers and directors.

The foregoing is only a general summary of certain aspects of Delaware law and Sterling’s certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete.  It is qualified in its entirety by reference to the detailed provisions of those Sections of the DGCL referenced above and the certificate of incorporation and bylaws of Sterling.

Item 7.                                                         Exemption from Registration Claimed.

Not applicable.

Item 8.                                                         Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated by reference herein.

Item 9.                                                         Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                               To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)                            To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montebello, State of New York, on November 1, 2013.

STERLING BANCORP

By:	/s/ Luis Massiani
Name: Luis Massiani
Title: Executive Vice President, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 1, 2013.

Signature	Title

/s/ Jack L. Kopnisky	President, Chief Executive Officer and Director (Principal
Jack L. Kopnisky	Executive Officer)

/s/ Luis Massiani	Executive Vice President, Chief Financial Officer (Principal
Luis Massiani	Financial Officer and Accounting Officer)

*	Chairman of the Board of Directors
Louis J. Cappelli

*	Director
Robert Abrams

*	Director
James F. Deutsch

*	Director
Navy E. Djonovic

*	Director
Fernando Ferrer

*	Director
William F. Helmer

*	Director
Thomas G. Kahn

*	Director
James B. Klein

*	Director
Robert W. Lazar

*	Director
John C. Millman

*	Director
Richard O’Toole

*	Director
Burt Steinberg

* By:	/s/ Luis Massiani
Luis Massiani, as Attorney-in-Fact
November 1, 2013

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation of Sterling Bancorp, as amended (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K on November 1, 2013 and incorporated by reference herein).

4.2	Bylaws of Sterling Bancorp, as amended (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K on November 1, 2013 and incorporated by reference herein).

4.3	Form of Common Stock Certificate of Sterling Bancorp (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K on November 1, 2013 and incorporated by reference herein).

5.1	Opinion of Wachtell, Lipton, Rosen & Katz.

10.1	Form of Sterling Bancorp 2013 Employment Inducement Award Agreement.

23.1	Consent of Crowe Horwath LLP.

23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

24.1	Power of Attorney.